Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of July 7, 2015 (the “Effective Date”), by and between Aeglea Development Company, Inc., a Delaware corporation (the “Company”) and David G. Lowe (“Executive”).

W I T N E S S E T H

WHEREAS, the Company is one of several wholly-owned subsidiaries (the “Subsidiaries”) of Aeglea BioTherapeutics, Inc. (“Parent” and together with the Subsidiaries, and any future subsidiaries of the Parent, the “Group”);

WHEREAS, the Company desires to continue Executive’s employment as its Chief Executive Officer (“CEO”), and to enter into this Agreement with Executive embodying the terms of such employment;

WHEREAS, Executive desires to be employed by the Company as CEO, and to enter into this Agreement;

WHEREAS, Executive will also serve as CEO to the Parent and to each of the Subsidiaries;

WHEREAS, the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality and other matters, each of which is an inducement to the Company to employ Executive;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, including the employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        EMPLOYMENT. The Company agrees to employ Executive as its CEO, reporting to the Company’s Board of Directors (“Board”), and Executive agrees to accept such employment upon the terms and conditions hereinafter set forth. So long as Executive is employed by the Company as CEO pursuant to this Agreement, Executive will serve as a member of the Board, subject to any required Board and/or security holder approval. The parties understand and agree that although the Company will, pursuant to this Agreement, employ Executive, maintain Executive’s employment records, pay his cash compensation and provide his benefits during the Term, the Company will also arrange with the Parent and the Subsidiaries for Executive to-serve as CEO to (but not as an employee of) the Parent and to each of the Subsidiaries during the Term.

2.         AT-WILL EMPLOYMENT. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in Section 6 of this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Term.”

3.         DUTIES AND SERVICE. During the Term, except as permitted below in this Section 3, Executive will devote his full business time and attention to the business and affairs of the Company. Executive will faithfully discharge his responsibilities and perform all duties of the position of CEO, including those duties, if any, as are reasonably prescribed to him from time to time by the Board. Executive will fulfill his duties and responsibilities in an adequate, reasonable and appropriate manner in compliance with the Company’s policies and practices, and the laws and regulations that apply to the Company’s operation and administration. For purposes of clarification, Executive understands and agrees that, except as set forth on Exhibit A or as otherwise approved in writing by the Board (which approval will not be unreasonably withheld or delayed), in addition to any other outside business activities or services, Executive may not engage in the following activities during the Term: (i) service on boards, committees or similar bodies of for-profit entities and/or charitable, civic or other nonprofit organizations, (ii) teaching, speaking and writing engagements and/or (iii) attending educational seminars and programs; provided, however, that investment in entities in which (x) Executive does not serve as a director, officer or employee of such entity and (y) if such entity has publicly traded securities, Executive owns less than five percent (5%) of the outstanding stock of such entity, will not by itself be deemed to be a violation of this provision; provided, further, that any activities permitted in accordance with this provision do not compete with the Business (as defined below) of the Group or interfere or conflict in any material respect with the performance of Executive’s duties and responsibilities under this Agreement.

4.         COMPENSATION. During the Term, Executive’s compensation will be determined and paid as follows:

(a)         BASE SALARY. The Company will pay Executive as compensation an annual base salary of Three Hundred Eighty-Two Thousand Five Hundred Dollars ($382,500.00) (minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive) (the “Base Salary”) on the Company’s regularly scheduled paydays (but not less than monthly) in accordance with the Company’s payroll practices and procedures. Executive’s Base Salary will be subject to periodic review by the Board and may be increased from time to time as well as decreased, subject to Section 4(d).

(b)         ANNUAL BONUS. The Company may pay to Executive a discretionary bonus of up to thirty-five percent (35%) of Executive’s Base Salary (the “Annual Bonus”). The actual amount of such Annual Bonus will be determined by the Board (or a committee of the Board) in its sole discretion. Executive’s receipt of the Annual Bonus shall be conditioned upon Executive’s achievement of performance objectives set by the Board in writing after consultation with Executive in the applicable calendar year, beginning with calendar year 2015. The Board will determine in its sole discretion whether such performance objectives have been achieved. The Annual Bonus for any given year will be payable between January 1 and March 15 in the year immediately following the year to which the performance relates. Except for 2015, Executive will not be eligible to receive an Annual Bonus for any other partial year of employment. Accordingly, Executive forfeits any Annual Bonus for which Executive might otherwise be eligible if Executive’s employment ends for any reason before the final day of the bonus year. For purposes of clarification, nothing herein guarantees Executive’s receipt of an Annual Bonus in any amount if the performance objectives are not met, any of the other conditions set forth herein are not satisfied in a given calendar year, or the Company does not have sufficient funding to allow for the payment of bonuses.

(c)         ACCELERATED VESTING. Executive’s rights to acceleration of vesting of equity awards shall be governed by the Severance Agreement between Executive and the Company or its Parent.

(d)         BENEFITS. Executive will (subject to applicable eligibility requirements) receive such other benefits as are provided from time to time to other senior executives of the Company pursuant to the Company’s (or Parent’s or Subsidiary’s, as applicable) policies and procedures as they may be instituted from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms. Executive acknowledges and agrees that the Company has the unilateral right to amend, modify or terminate its employee benefit plans or policies at any time during the Term, with or without prior notice, subject to the requirement that Executive will not be provided with employee benefits that are inferior to the employee benefits available to any other senior executive of the Group.

(e)         VACATION. Executive will be entitled to take and accrue up to four weeks annual vacation or paid time off or such greater amount of time as the Company may provide for senior executives pursuant to the Company’s vacation or paid time off policies and procedures as they may be instituted from time to time. Such vacation or paid time off will accrue in accordance with the Company’s then-existing policies, or monthly in the absence of any policies. Unless otherwise provided by the Company’s vacation policy, accrued, unused vacation will not roll over from one calendar year to the next, and the Company will not payout unused, accrued vacation. In addition, Executive will forfeit payment for any accrued but unused paid vacation time upon termination.

5.         TERMINATION. Executive’s employment hereunder may be terminated as follows:

(a)         TERMINATION UPON DEATH OR DISABILITY. Executive’s employment will automatically terminate in the event of Executive’s death on the date of his death or in the event of the Disability of Executive. For purposes of this Agreement, the term “Disability” will mean that Executive is unable to perform the essential functions of his job by reason of illness, physical or mental disability or other incapacity, with or without a reasonable accommodation for more than ninety (90) days (which need not be consecutive) within any twelve (12) month period; provided, however, nothing herein will give the Company the right to terminate Executive prior to discharging its obligations to Executive, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law.

(b)         TERMINATION. Subject to the provisions of Section 6, below, the Company may terminate Executive’s employment at any time with or without Cause upon written notice to Executive and Executive may resign his employment at any time upon written notice to Company.

(c)         RESIGNATION AS OFFICER AND DIRECTOR. Upon termination of Executive’s employment by either party for any reason, Executive will resign his position(s), if any, as an officer or director of the Company, as a member of any Board committees, as well as any other positions he may hold with or for the benefit of the Company and/or its affiliates, including his position as CEO of the Parent and any of the Subsidiaries.

6.         PAYMENT OBLIGATIONS UPON TERMINATION.

(a)         ACCRUED COMPENSATION AND BENEFITS. Upon termination of Executive’s employment by either party regardless of the cause or reason, Executive will be entitled to: (i) payment for any accrued, unpaid Base Salary through the termination date; and (ii) reimbursement for any approved business expenses that Executive has timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy or practice.

(b)         SEVERANCE. Executive’s rights to severance benefits shall be governed by the Severance Agreement between Executive and the Company or its Parent.

7.         CODE SECTION 409A.

(a)         If Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Executive’s termination of employment (other than a termination of employment due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s termination of employment, will be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of Executive’s termination of employment, when they will be paid in full arrears. All subsequent Deferred Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s employment termination but prior to the six (6) month anniversary of his employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For the purposes of this Agreement, “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(b)         Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or comply with the requirements of Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.         [Intentionally blank]

9.         RETURN OF PROPERTY. Upon the termination of Executive’s employment with the Company for any reason, Executive will return to the Company all personal property belonging to the Company, Parent and its Subsidiaries (the “Company Property”) that is in Executive’s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained. Such Company Property will be returned in the same condition as when provided to Executive, reasonable wear and tear excepted.

10.         CONFIDENTIAL INFORMATION.

(a)         Executive acknowledges that the Company will give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Company, Parent and its Subsidiaries or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Company-related confidential or proprietary information and material, whether in electronic, print, or other form, including all copies, notes, or other reproductions or replicas thereof: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; Biological Materials; customer lists; non-public information relating to the Company’s customers, suppliers, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. As used in this Agreement, the term “Biological Materials” means all chemical or biological materials of any kind, including, without limitation, any and all reagents, substances, chemical compounds, proteins or derivatives thereof, subcellular constituents, cells or cell lines, tissue samples, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

(b)         Any trade secrets of the Company, Parent or its Subsidiaries will be entitled to all of the protections and benefits under any applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

(c)         Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(d)         Executive acknowledges that the Confidential Information is owned or licensed by the Company; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. Executive hereby relinquishes, and agrees that he will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(e)         During and after his employment with the Company, Executive will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Executive further agrees that during and after his employment with the Company, Executive will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

(f)         The restriction in Subsection 10(e) above will not apply to any information that Executive is required to disclose by law, provided that Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

11.         ASSIGNMENT OF INVENTIONS.

(a)         Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Executive for the Company, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), will be the sole and exclusive property of the Company or its nominees, and Executive will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”). For avoidance of doubt, all references to the “Company” in this Section 11(a) shall be deemed to include the Company, Parent and all of the Subsidiaries for which Executive serves as CEO.

(b)         For avoidance of doubt, if any Inventions fall within the definition of “work made for hire”, as such term is defined in 17 U.S.C. § 101, such Inventions will be considered “work made for hire” and the copyright of such Inventions will be owned solely and exclusively by the Company. If any Inventions do not fall within such definition of “work made for hire”, then Executive’s right, title and interest in and to such Inventions will be assigned to the Company pursuant to Subsection 11(a) above.

(c)         The Company and its nominees will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at the Company’s expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 11, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 11 will continue beyond the termination of Executive’s employment with the Company. If the Company is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its then current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive. In the event the Company utilizes the power of attorney set forth in the preceding sentence, the Company will provide Executive with written notice of the terms and circumstances of such utilization within thirty (30) days following such utilization.

12.         RESTRICTIVE COVENANTS.

(a)         ACKNOWLEDGMENT. Executive acknowledges that during the course of his employment with the Company, (i) Executive will have access to trade secrets and other Confidential Information of the Company, Parent and the Subsidiaries, which, if disclosed (or used intentionally or subconsciously), could unfairly and inappropriately assist in competition against the Company, Parent and/or any of the Subsidiaries and (ii) in the course of his employment by a competitor during the Restricted Period (as defined below), Executive would inevitably use or disclose such trade secrets and Confidential Information. Therefore, Executive agrees that the restrictions set forth in Sections 12(b) and 12(c) following on activities during and after Executive’s employment are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company, Parent and the Subsidiaries from unfair and inappropriate competition.

(b)         NON-COMPETITION. For the period beginning on the date hereof and ending nine (9) months immediately following termination of Executive’s employment with the Company for any reason (the “Restricted Period”), except as otherwise permitted in accordance with Section 3 or as otherwise approved in writing by the Board, Executive agrees and covenants not to directly or indirectly, on behalf of any individual or entity other than the Company, Parent or any of the Subsidiaries, perform services in any capacity (whether as an owner, employee, partner, independent contractor or otherwise, whether with or without compensation) directly or indirectly in all or any portion of any business that the Company, Parent or any of the Subsidiaries conducts or is developing at the time of separation (the “Business”) as of the date of such termination, in any geographic area in which the Company, Parent or any of the Subsidiaries conducts the Business, or is planning to conduct the Business.

(c)         NON-SOLICITATION. During the Restricted Period, except as approved in writing by the Board, Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, Parent and any of the Subsidiaries.

(d)         MUTUAL NON-DISPARAGEMENT. Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Business or the Company, or any of their respective employees or officers. This Section 12(d) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or any authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Board of the Company. The Company agrees to refrain from any disparaging statements about Executive. Executive understands that the Company obligations under this paragraph extend only to the Company’s executive officers and only for so long as each officer is an employee. Nothing in this paragraph will prohibit either party from providing truthful information in response to a subpoena or other legal process.

13.         ENFORCEMENT. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 10, 11 or 12 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 10, 11 or 12 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. For avoidance of doubt, references to the “Company” in this Section 13 shall be deemed to include the Company, Parent and its Subsidiaries, as applicable.

14.         DIRECTORS’ AND OFFICERS’ INDEMNIFICATION AND INSURANCE. The Company will indemnify Executive to the maximum extent permitted by applicable law, as well as in accordance with the Company’s, Parent’s, or any Subsidiary’s Certificate of Incorporation or Bylaws, as the case may be, and any separate written indemnification agreement entered into between Executive and the Company with respect to Executive’s service. The Company will enter into an indemnification agreement with Executive on substantially the same terms and conditions as with its other senior executive officers and directors, if any. The Company will maintain directors’ and officers’ insurance, covering Executive, to the extent available on commercially reasonable terms, in an amount of not less than the amount in coverage applicable to the Company’s other senior executive officers and directors.

15.         NOTICES. Any notice required to be given hereunder will be sufficient if in writing and hand delivered (including by e-mail) or sent either by a nationally recognized overnight courier, freight prepaid, specifying next business day delivery or by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Executive, to his address shown on the Company’s records, and in the case of the Company, to its principal office.

16.         WAIVER. No waiver of any provision of this Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions, nor will any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

17.         GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by the Company will be brought exclusively in any state or federal court in Travis County, Texas. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court. The prevailing party in any dispute between the parties will be entitled to reimbursement of reasonable attorneys’ fees and expenses incurred in connection therewith.

18.         BENEFIT. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Executive may not assign any of his rights or delegate any of his duties under this Agreement.

19.         ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the Company and Executive with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained will be of no force or effect. No change or modification hereof will be valid or binding unless the same is in writing and signed by the parties hereto.

20.         CAPTIONS; RULE OF CONSTRUCTION. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement. The terms and provisions of this Agreement will not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

21.         COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

22.         SEVERABILITY. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

23.         SURVIVAL. The terms of Sections 6 through 22 will survive the termination of this Agreement for any reason.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

AEGLEA DEVELOPMENT COMPANY, INC:

By:	/s/ Charles N. York II
Name: Charles N. York II
Title: Vice President of Finance

EXECUTIVE:

/s/ David G. Lowe
David G. Lowe

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A

Permitted Activities

Member, Board of Directors and Investment Committee, MaRS Innovation, Toronto Canada.